Exhibit 99.1

SQUARE ANNOUNCES FOURTH QUARTER AND FULL YEAR 2015 RESULTS

•	Q4 GPV was $10.2 billion, up 47% year over year

•	Q4 Adjusted Revenue[1] was $135 million, up 64% year over year

•	Q4 Adjusted EBITDA[1] was a loss of $6 million, a 9-point year over year EBITDA margin improvement

March 9, 2016—San Francisco, California

To view the pdf version of this letter, please visit square.com/investors.

To Our Shareholders:

We are excited to report our quarterly and annual financial results for the first time as a public company. We are off to a great start with fourth quarter results that demonstrate both high growth and strong operating performance. Our results show we are executing on what we set out to do: grow our core payments business and extend into other services that deepen our relationships with our sellers.

In the fourth quarter of 2015, Gross Payment Volume (GPV) increased 47% year over year to $10.2 billion. Adjusted Revenue was $135 million, up 64% year over year, while total net revenue was $374 million, up 49% year over year. We are not only seeing strong growth in our core payments business but also across our Software and Data Products. In the fourth quarter, revenue from these products was $22 million, up 52% sequentially from $15 million in the third quarter of 2015. Our continued and sustained growth reflects the strength of our large base of over two million active sellers and our ability to broaden our revenue streams. We have momentum in our business and will continue investing to pave the way for long-term scale and profitability.

From payment processing to point of sale, hardware to software, business financing to payroll (and more), we have built a cohesive commerce ecosystem that helps sellers start, run, and grow their businesses. This makes us unique and stands in marked contrast to the rest of the industry, which forces sellers to laboriously piece together hardware, software, and payments services from many different vendors.

The financial services industry as a whole is now undergoing a significant transformation. Commerce is becoming increasingly digital and mobile, new technologies such as EMV (chip cards) and NFC (contactless payments) are taking hold, and consumer habits are changing fast. For example, in December 2015, 53% of cards swiped on Square were EMV chip-enabled cards, up from 12% in January 2015. We have always been a leader in this space and believe we are in an ideal position to capitalize on this industry wide shift.

As of the end of the fourth quarter, we had already received over 350,000 pre-orders for our new contactless and chip reader. With this reader, Square sellers can accept payments in nearly every way their customers want to pay. It makes it easy to accept EMV chip cards and also new, faster forms of

[1]	A reconciliation of Adjusted Revenue and other non-GAAP metrics used in this letter to their nearest GAAP equivalents is provided at the end of this letter.

payment such as Apple Pay and Android Pay. It’s a simple, beautiful experience that allows you to pay for a haircut with a tap of your phone. The reader is for sale online and in Apple Stores around the country for $49, and we are planning to sell the product on Amazon and in Staples, Best Buy, and Target stores in the spring.

At the same time, we continue to develop products and services that allow us to expand our reach and deepen our relationships with our sellers. For example:

Square Capital is our financial services product that delivers capital to sellers in a fast, fair, and intelligent manner. Its growth is exceptional: We extended over $400 million through more than 70,000 advances in 2015, with nearly $150 million advanced in the fourth quarter. Our sellers find Square Capital invaluable, and over 90% of those who have been offered a second advance have accepted it.

With Instant Deposit, we can send funds from a sale immediately to a seller’s bank account—24 hours a day, seven days a week. We charge one percent of the dollar amount deposited, and since launch in August 2015 through the end of the fourth quarter, we have helped over 58,000 sellers complete nearly 600,000 deposits instantly.

With Square Invoices, sellers can create custom digital invoices and collect payments online. Since its launch a year and a half ago, approximately 100,000 active sellers used Square Invoices to process their payments as of the end of the fourth quarter.

Caviar, our restaurant delivery service for popular local restaurants, launched in six new cities in 2015 and is now in 17 markets across the country. Caviar enables restaurants to serve more customers, grow their sales, and expand their reach. The number of orders through Caviar in the fourth quarter grew by 4.5 times year over year.

Above all, our priority is our sellers. We stand for economic empowerment, and everything we do should serve the purpose of giving our sellers accessible, affordable tools to grow their businesses and participate in the economy. As a public company, our purpose has not changed. Our sellers are our partners, and their success is our success. That’s one of the great things about Square: We can build a strong, growing, and profitable business by putting our sellers first. And we will!

FINANCIAL DISCUSSION

Unless otherwise noted, all comparisons referenced here are on a year-over-year basis and exclude contribution from Starbucks.

Gross Payment Volume (GPV)

In the fourth quarter of 2015, we processed GPV of $10.2 billion, which represents an increase of 47% from the fourth quarter of 2014. For the full year of 2015, GPV totaled $35.6 billion, a 50% increase from the full year of 2014. GPV growth was driven by both ongoing growth in our existing seller base and new sellers added in 2015. GPV from larger sellers, which we define as those that generate greater than $125,000 in annualized GPV, grew over 70% in the fourth quarter and now represents 39% of GPV, up from 33% a year ago.

Revenue

Adjusted Revenue was $135 million in the fourth quarter of 2015, which represents an increase of 64%, an acceleration from the 57% growth rate in the third quarter of 2015. For the full year of 2015, Adjusted Revenue was $452 million, an increase of 64%. Total net revenue, which includes revenue from Starbucks, was $374 million in the fourth quarter, up 49%, and $1,267 million for the full year of 2015, also up 49%.

Transaction revenue was $299 million in the fourth quarter of 2015, up 45%. Transaction revenue as a percentage of GPV was 2.93% compared to 2.97% in the prior year period. The decline is attributable to increases in free processing credits for seller-to-seller referrals and selectively offering custom pricing to larger sellers.

Our Software and Data Product revenue was $22 million in the fourth quarter of 2015, growing 52% sequentially from the third quarter. For the full year of 2015, Software and Data Product revenue was $58 million, a nearly fivefold increase compared to the full year of 2014.

Hardware revenue in the fourth quarter was $6 million, up 215% from the fourth quarter of 2014, and for the full year of 2015, it was $16 million, up 124% compared to 2014. The increase in the fourth quarter was due in large part to the launch of our contactless and chip reader, which began shipping in December.

Lastly, Starbucks transaction revenue was $47 million and gross profit was breakeven in the fourth quarter of 2015, largely benefiting from the newly renegotiated Starbucks processing rates that went into effect beginning October 2015.

Operating Expenses/Earnings

Our operating expenses were $157 million in the fourth quarter, up 52%. Excluding share-based compensation expenses, operating expenses were $124 million, up 36%. While most operating expenses will increase on an absolute basis, over time we anticipate driving continued reductions in operating expenses as a percentage of Adjusted Revenue as we gain economies of scale.

Product development expenses were $59 million in the fourth quarter, up 49%, primarily reflecting growth in share-based compensation, additions to our team, and investments in product design and tooling, including amounts related to our contactless and chip reader. Sales and marketing expenses were $38 million in the fourth quarter, up 25%. Total net revenue and Adjusted Revenue growth of 49% and 64%, respectively, substantially outpaced growth in sales and marketing expenses—a trend that we believe points to the positive retention and organic growth characteristics of our business, as well as the continued optimization of our customer acquisition channels. General and administrative expenses were $46 million in the fourth quarter, up 78%, an increase that reflects additions to our customer support, risk operations, legal, compliance, and finance teams that will allow us to scale our operations as a public company.

Transaction and advance losses were $13 million in the fourth quarter. Growth in transaction and advance losses largely reflects the increase in GPV, as well as provisions related to growth in Square Capital advances not sold to third parties. Transaction losses for payment processing as a percentage of GPV were consistent with historical levels of approximately 0.1%.

Fourth-quarter Adjusted EBITDA was a loss of $6 million, compared to a loss of $11 million in the fourth quarter of 2014. Adjusted EBITDA for 2015 was a loss of $41 million compared to a loss of $68 million for 2014, representing 15 points of EBITDA margin improvement. Looking ahead, we plan to continue balancing future growth investments against improvements in operating leverage.

On a GAAP basis, net loss per share attributable to common stockholders, basic and diluted, was ($0.34) for the fourth quarter with 235 million weighted-average shares. This includes the impact of the deemed stock dividend of $32 million, or ($0.14) per share, related to the issuance of additional shares to certain holders of Series E preferred stock at the time of the initial public offering. For the full year of 2015, net loss per share attributable to common stockholders, basic and diluted, was ($1.24) with 170 million weighted-average shares.

Balance Sheet/Cash Flow

We ended 2015 with $471 million in cash and equivalents. The increase in cash and equivalents in the fourth quarter was driven primarily by the proceeds that we raised in our initial public offering and improvements in our cash flow from operations. In addition, relative to 2015, we expect reductions in total capital expenditures in 2016 since we have substantially completed major build-outs related to our corporate headquarters.

GUIDANCE

	Q1 2016	FY 2016
Adjusted Revenue[2]	$132M to $137M	$600M to $620M
Adjusted EBITDA[2]	($11M) to ($9M)	$6M to $12M
Weighted Average Shares Outstanding	332 million

Historically, the fourth quarter has been our strongest revenue quarter, driven by strong seller GPV momentum during the holiday season. Our first quarter is seasonally our slowest in terms of transaction revenue sequential growth.

Additionally, in the first quarter of 2016, we will have shipped all remaining units in our pre-order backlog for our contactless and chip reader. Over half of the pre-ordered readers included a promotional processing credit. As a result, we expect transaction revenue as percentage of GPV to be slightly depressed in the first quarter of 2016 and, to a lesser extent, in the second quarter of 2016.

EARNINGS WEBCAST

Square will host a conference call and earnings webcast at 2:00 p.m. Pacific time/5:00 p.m. eastern time today, March 9, to discuss these results. The domestic dial-in for the call is (877) 656-8333 and the international dial-in is (704) 753-0403. The Conference ID is 42304430. To listen to a live audio webcast, please visit Square’s Investor Relations website at square.com/investors. A replay will be available on the same website following the call.

[2]	While a reconciliation of non-GAAP guidance measures to corresponding GAAP measures is not available on a forward-looking basis, we have provided a reconciliation of GAAP to non-GAAP financial measures in the financial statement tables at the end of this letter.

We will release financial results for the first quarter of 2016 on May 5, 2016, after the market closes, and will also host a conference call and earnings webcast at 2:00 p.m. Pacific time/5:00 p.m. eastern time on the same day to discuss these results.

Media Contact:

press@squareup.com

Investor Relations Contact:

ir@squareup.com

SAFE HARBOR STATEMENT

This letter contains forward-looking statements within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, statements regarding the future performance of Square, Inc. and its consolidated subsidiaries (the “Company”); the Company’s expected financial results for future periods, including with respect to Adjusted Revenue, Adjusted EBITDA, and the number of weighted average shares outstanding; future growth in the Company’s businesses; management’s statements related to business strategy, plans, and objectives for future operations; and the Company’s expectations regarding the timing of shipment of products. In some cases, forward-looking statements can be identified by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. Such statements are subject to a number of risks, uncertainties, and assumptions, and investors are cautioned not to place undue reliance on these statements. Actual results could differ materially from those expressed or implied, and reported results should not be considered as an indication of future performance.

Risks that contribute to the uncertain nature of the forward-looking statements include, among others, the Company’s ability to deal with the substantial and increasingly intense competition in its industry; changes to the rules and practices of payment card networks and acquiring processors; the effect of evolving regulations and oversight related to the Company’s provision of payments services and other financial services; and the effect of management changes and business initiatives; changes in political, business, and economic conditions; as well as other risks listed or described from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the prospectus related to the Company’s initial public offering of Class A common stock filed pursuant to Rule 424(b) under the Securities Act of 1933, which are on file with the SEC and available on the investor relations page of the Company’s website. Except as required by law, the Company assumes no obligation to update any of the statements in this letter.

KEY OPERATING METRICS AND NON-GAAP FINANCIAL MEASURES

To supplement Square’s financial information presented in accordance with generally accepted accounting principles in the United States, or GAAP, Square considers certain operating and financial measures that are not prepared in accordance with GAAP, including Gross Payment Volume, Adjusted Revenue, and Adjusted EBITDA. Each of these metrics and measures excludes the effect of our payment processing agreement with Starbucks. We do not intend to renew our payment processing agreement with Starbucks when it expires in the third quarter of 2016, and we recently amended the agreement to eliminate the exclusivity provision in order to permit Starbucks to begin transitioning to another payment processor starting October 1, 2015. Under the amendment, Starbucks also agreed to pay increased processing rates to us for as long as it continues to process transactions with us. Starbucks has announced that it will transition to another payment processor and will cease using our payment processing services altogether prior to the scheduled expiration of the agreement in the third quarter of 2016. As a result, we believe it is useful to exclude Starbucks activity to clearly show the impact Starbucks has had on our financial results historically, to provide insight into the impact of the expected termination of the Starbucks agreement on our revenues going forward, to facilitate period-to-period comparisons of our business, and to facilitate comparisons of our performance to that of other payment processors. Our agreements with other sellers, including Starbucks following the amendment described above, generally provide both those sellers and us the unilateral right to terminate such agreements at any time, without fine or penalty. Furthermore, we generally do not enter into long-term contractual agreements with sellers.

We define Gross Payment Volume (GPV) as the total dollar amount of all card payments processed by sellers using Square, net of refunds. GPV excludes card payments processed for Starbucks. Additionally, GPV excludes activity related to our Square Cash peer-to-peer payments service.

Adjusted Revenue is a non-GAAP financial measure that we define as our total net revenue less transaction costs, adjusted to eliminate the effect of activity under our payment processing agreement with Starbucks. As described above, Starbucks has announced that it will transition to another payment processor and will cease using our payment processing services altogether, and we believe that providing Adjusted Revenue metrics that exclude the impact of our agreement with Starbucks is useful to investors. We believe it is useful to exclude transaction costs from Adjusted Revenue as this is a primary metric used by management to measure our business performance, and it affords greater comparability to other payment processing companies. Adjusted Revenue has limitations as a financial measure, should be considered as supplemental in nature, and is not meant as a substitute for the related financial information prepared in accordance with GAAP.

Adjusted EBITDA is a non-GAAP financial measure that represents our net loss, adjusted to eliminate the effect of Starbucks transaction revenue and Starbucks transaction costs, before interest income and expense, provision or benefit for income taxes, depreciation, amortization, share-based compensation expense, other income and expense, the gain or loss on the sale of property and equipment, and impairment of intangible assets. We have included Adjusted EBITDA because it is a key measure used by our management to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. In addition, it provides a useful measure for period-to-period comparisons of our business, as it removes the effect of certain non-cash items and certain variable charges. Adjusted EBITDA has limitations as a financial measure, should be considered as supplemental in nature and is not meant as a substitute for the related financial information prepared in accordance with GAAP.

SQUARE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(In thousands, except per share data)

	Three Months Ended,			Year Ended,
	Dec. 31, 2015	Sep. 30, 2015	Dec. 31, 2014	Dec. 31, 2015	Dec. 31, 2014
Revenue:
Transaction revenue	$298,516	$280,955	$206,331	$1,050,445	$707,799
Starbucks transaction revenue	47,084	32,332	36,516	142,283	123,024
Software and data product revenue	22,385	14,694	6,024	58,013	12,046
Hardware revenue	6,375	4,207	2,023	16,377	7,323

Total net revenue	374,360	332,188	250,894	1,267,118	850,192

Cost of revenue
Transaction costs	192,730	182,007	132,357	672,667	450,858
Starbucks transaction costs	46,896	41,410	43,066	165,438	150,955
Software and data product costs	8,650	5,593	1,941	22,470	2,973
Hardware costs	14,238	5,726	4,803	30,874	18,330
Amortization of acquired technology	2,753	1,142	400	5,639	1,002

Total cost of revenue	265,267	235,878	182,567	897,088	624,118

Gross profit	109,093	96,310	68,327	370,030	226,074

Operating expenses:
Product development	59,186	55,020	39,670	199,638	144,637
Sales and marketing	38,448	39,259	30,873	145,618	112,577
General and administrative	45,723	37,820	25,635	143,466	94,220
Transaction and advance losses	13,169	16,005	6,255	54,009	24,081
Amortization of acquired customer assets	384	423	459	1,757	1,050

Total operating expenses	156,910	148,527	102,892	544,488	376,565

Operating loss	(47,817)	(52,217)	(34,565)	(174,458)	(150,491)

Interest (income) and expense	168	137	443	1,163	1,058
Other (income) and expense	(940)	644	367	450	1,104

Loss before income tax	(47,045)	(52,998)	(35,375)	(176,071)	(152,653)

Provision for income taxes	1,244	932	1,697	3,746	1,440

Net loss	(48,289)	(53,930)	(37,072)	(179,817)	(154,093)

Deemed dividend on Series E preferred stock	(32,200)	—	—	(32,200)	—

Net loss attributable to common stockholders	$(80,489)	$(53,930)	$(37,072)	$(212,017)	$(154,093)

Net loss per share attributable to common stockholders:
Basic	$(0.34)	$(0.35)	$(0.25)	$(1.24)	$(1.08)
Diluted	$(0.34)	$(0.35)	$(0.25)	$(1.24)	$(1.08)
Weighted-average shares used to compute net loss per share attributable to common stockholders:
Basic	234,548	152,334	148,031	170,498	142,042
Diluted	234,548	152,334	148,031	170,498	142,042

SQUARE, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)

	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$470,775	$225,300
Restricted cash	13,537	11,950
Settlements receivable	142,727	115,481
Merchant cash advance receivable, net	36,473	29,302
Other current assets	42,051	27,834

Total current assets	705,563	409,867

Property and equipment, net	87,222	63,733
Goodwill	56,699	40,267
Acquired intangible assets, net	26,776	10,279
Restricted cash	14,686	14,394
Other assets	3,826	3,348

Total assets	$894,772	$541,888

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$18,869	$5,436
Customers payable	224,811	148,648
Accrued transaction losses	17,176	8,452
Accrued expenses	44,401	17,368
Other current liabilities	28,945	11,202

Total current liabilities	334,202	191,106

Debt	—	30,000
Other liabilities	52,522	47,110

Total liabilities	386,724	268,216

Stockholders’ equity:
Preferred stock, $0.0000001 par value: 100,000,000 and 135,339,499 shares authorized at December 31, 2015 and December 31, 2014, respectively. None issued and outstanding at December 31, 2015 and 135,252,809 shares issued and outstanding at December 31, 2014.	—	514,945
Common stock, $0.0000001 par value: 1,000,000,000 Class A shares authorized; 31,717,133 issued and outstanding at December 31, 2015. No Class A shares authorized, issued, and outstanding at December 31, 2014. 500,000,000 and 445,000,000 Class B shares authorized; 303,232,312 and 154,603,683 issued and outstanding at December 31, 2015 and December 31, 2014, respectively.	—	—
Additional paid-in capital	1,116,882	155,166
Accumulated other comprehensive loss	(1,185)	(807)
Accumulated deficit	(607,649)	(395,632)

Total stockholders’ equity	508,048	273,672

Total liabilities and stockholders’ equity	$894,772	$541,888

SQUARE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)

(In thousands)

	Year Ended,
	Dec. 31, 2015	Dec. 31, 2014
Cash flows from operating activities:
Net loss	$(179,817)	$(154,093)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	27,626	18,586
Share-based compensation	82,292	36,100
Excess tax benefit from share-based payment activity	(1,101)	(1,348)
Provision for transaction losses	43,379	18,478
Provision for uncollectible receivables related to merchant cash advances	6,240	2,431
Deferred provision for income taxes	26	(2,664)
Loss on disposal of property and equipment	270	133
Changes in operating assets and liabilities:
Settlements receivable	(27,420)	(50,361)
Merchant cash advance receivable	(13,411)	(31,733)
Other current assets	(13,225)	(14,323)
Other assets	1,220	(636)
Accounts payable	7,831	179
Customers payable	76,008	52,956
Charge-offs and recoveries to accrued transaction losses	(34,655)	(17,514)
Accrued expenses	21,450	8,113
Other current liabilities	19,760	3,007
Other liabilities	11,111	23,295

Net cash (used in) provided by operating activities	27,584	(109,394)

Cash flows from investing activities:
Purchase of property and equipment	(37,432)	(28,794)
Payment for acquisition of intangible assets	(1,286)	(400)
(Increases) decreases in restricted cash	(1,878)	(7,075)
Business acquisitions (net of cash acquired)	(4,500)	11,715

Net cash used in investing activities:	(45,096)	(24,554)

Cash flows from financing activities:
Proceeds from issuance of preferred stock, net	29,952	148,748
Proceeds from issuance of common stock upon initial public offering, net of offering costs	251,257	—
Proceeds from debt	—	30,000
Principal payments on debt	(30,000)	—
Payments of debt issuance costs	(1,387)	—
Proceeds from the exercise of stock options	13,840	14,056
Excess tax benefit from share-based payment award	1,101	1,348

Net cash provided by financing activities	264,763	194,152

Effect of foreign exchange rate on cash and cash equivalents	(1,776)	(1,080)

Net increase in cash and cash equivalents	245,475	59,124
Cash and cash equivalents, beginning of the year	225,300	166,176

Cash and cash equivalents, end of the year	$470,775	$225,300

The following table sets forth the key operating metrics and non-GAAP financial measures we use to evaluate our business for each of the periods indicated:

	Three Months Ended,			Year Ended,
	Dec. 31, 2015	Sep. 30, 2015	Dec. 31, 2014	Dec. 31, 2015	Dec. 31, 2014
	(in thousands, except GPV)
	(unaudited)
Key Operating Metrics and non-GAAP Financial Measures
GPV (in millions)	$10,193	$9,540	$6,955	$35,643	$23,780
Adjusted Revenue	$134,546	$117,849	$82,021	$452,168	$276,310
Adjusted EBITDA	$(6,069)	$(15,776)	$(10,692)	$(41,115)	$(67,741)

The following table presents a reconciliation of total net revenue to Adjusted Revenue for each of the periods indicated:

	Three Months Ended,			Year Ended,
	Dec. 31, 2015	Sep. 30, 2015	Dec. 31, 2014	Dec. 31, 2015	Dec. 31, 2014
	(in thousands)
	(unaudited)
Adjusted Revenue Reconciliation
Total net revenue	$374,360	$332,188	$250,894	$1,267,118	$850,192
Less: Starbucks transaction revenue	47,084	32,332	36,516	142,283	123,024
Less: Transaction costs	192,730	182,007	132,357	672,667	450,858

Adjusted Revenue	$134,546	$117,849	$82,021	$452,168	$276,310

The following table presents a reconciliation of net loss to Adjusted EBITDA for each of the periods indicated:

	Three Months Ended,			Year Ended,
	Dec. 31, 2015	Sep. 30, 2015	Dec. 31, 2014	Dec. 31, 2015	Dec. 31, 2014
	(in thousands)
	(unaudited)
Adjusted EBITDA Reconciliation
Net loss	$(48,289)	$(53,930)	$(37,072)	$(179,817)	$(154,093)
Starbucks transaction revenue	(47,084)	(32,332)	(36,516)	(142,283)	(123,024)
Starbucks transaction costs	46,896	41,410	43,066	165,438	150,955
Share-based compensation expense	32,806	20,793	11,447	82,292	36,100
Depreciation and amortization	9,100	6,570	5,743	27,626	18,586
Interest (income) and expense	168	137	443	1,163	1,058
Other (income) and expense	(940)	644	367	450	1,104
Provision for income taxes	1,244	932	1,697	3,746	1,440
Loss on sale of property and equipment	30	—	133	270	133
Impairment of intangible assets	—	—	—	—	—

Adjusted EBITDA	$(6,069)	$(15,776)	$(10,692)	$(41,115)	$(67,741)

Share-based compensation by function:

	Three Months Ended,			Year Ended,
	Dec. 31, 2015	Sep. 30, 2015	Dec. 31, 2014	Dec. 31, 2015	Dec. 31, 2014
	(in thousands)
	(unaudited)
Product development	$21,451	$13,938	$7,851	$54,738	$24,758
Sales and marketing	2,836	1,750	1,185	7,360	3,738
General and administrative	8,519	5,105	2,411	20,194	7,604

Total share-based compensation	$32,806	$20,793	$11,447	$82,292	$36,100

Depreciation and amortization by function:

	Three Months Ended,			Year Ended,
	Dec. 31, 2015	Sep. 30, 2015	Dec. 31, 2014	Dec. 31, 2015	Dec. 31, 2014
	(in thousands)
	(unaudited)
Cost of revenue	$3,935	$1,142	$400	$6,822	$1,002
Product development	2,240	3,171	3,378	11,347	10,775
Sales and marketing	3	3	2	10	108
General and administrative	2,922	2,254	1,963	9,447	6,701

Total depreciation and amortization	$9,100	$6,570	$5,743	$27,626	$18,586